CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
ASCEND WELLNESS HOLDINGS, INC.
(Pursuant to Section 243(b) of the General Corporation Law
of the State of Delaware)
Ascend Wellness Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:
1.Article IV of the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 22, 2021 (the “Certificate of Incorporation”) authorizes the issuance of Seven Hundred Sixty Million One Hundred Thousand (760,100,000) shares of capital stock, including Seven Hundred Fifty Million (750,000,000) shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), One Hundred Thousand (100,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share.
2.On May 4, 2026, all outstanding shares of Class B Common Stock automatically converted (the “Conversion”) into the same number of shares of Class A Common Stock pursuant to the terms of Article V, Section 5.1 of the Certificate of Incorporation.
3.Article V, Section 9 of the Certificate of Incorporation provides that no shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and that all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue, in accordance with Section 243 of the General Corporation Law of the State of Delaware (the “DGCL”).
4.The Board of Directors of the Corporation has adopted resolutions retiring 65,000 shares of Class B Common Stock, constituting all of the shares of Class B Common Stock that were issued and outstanding immediately prior to the Conversion and were no longer outstanding following the Conversion.
5.Accordingly, pursuant to the provisions of Section 243(b) of the DGCL, upon the effectiveness of this Certificate of Retirement, the Certificate of Incorporation shall be amended so as to (a) reduce the total number of authorized shares of common stock of the Corporation by 65,000, such that the total number of authorized shares of common stock of the Corporation shall be 750,035,000, and (b) reduce the number of authorized shares of Class B Common Stock by 65,000, such that the number of authorized shares of Class B Common Stock shall be 35,000.

IN WITNESS WHEREOF, Ascend Wellness Holdings, Inc. has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer as of this 5th day of May, 2026.

ASCEND WELLNESS HOLDINGS, INC.
By:
Name:	Samuel Brill
Title:	Chief Executive Officer